UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Revance Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

REVANCE THERAPEUTICS, INC.

7555 Gateway Blvd.
Newark, California 94560

Notice of Annual Meeting of Stockholders
To Be Held On Thursday, May 9, 2019

Dear Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of REVANCE THERAPEUTICS, INC., a Delaware corporation, or the Company. The meeting will be held on Thursday, May 9, 2019 at 8:00 a.m. local time at Aloft Silicon Valley, 8200 Gateway Blvd., Newark, CA 94560 for the following purposes:

1.	To elect the Board’s two nominees for director to hold office until the 2022 Annual Meeting of Stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2019.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

5.	To conduct any other business properly brought before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is March 12, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting
to be Held on May 9, 2019 at Aloft Silicon Valley, 8200 Gateway Blvd., Newark, CA 94560.
The proxy statement and annual report to stockholders
are available at www.proxyvote.com.

By Order of the Board of Directors

L. Daniel Browne
President and Chief Executive Officer
Newark, California
March 25, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

REVANCE THERAPEUTICS, INC.
2019 PROXY SUMMARY

This is a summary only, and does not contain all of the information that you should consider in connection with this proxy statement. Please read the entire proxy statement carefully before voting.
Annual Meeting of the Stockholders

•	Date and Time: Thursday, May 9, 2019 at 8:00 a.m. Pacific Time

•	Place: Aloft Silicon Valley, 8200 Gateway Blvd., Newark, CA 94560

•	Record Date: March 12, 2019

•	Proxy Mailing Date: March 25, 2019

•	Voting Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals
Voting Matters

Stockholders are being asked to vote on the following matters:

Items of Business	Page	Our Board’s Recommendation
1. Election of Directors	6	FOR all nominees
2. Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2019	15	FOR
3. Approval of, on an advisory basis, the compensation of the Company’s named executive officers	17	FOR
4. Indication of, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers	18	Every year

Stockholders will also transact any other business that may properly come before the meeting.

How to Vote

You are entitled to vote at our 2019 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on March 12, 2019, the record date for the meeting. On the record date, there were 44,029,798 shares of our common stock outstanding and entitled to vote at the annual meeting. For more details on voting and the annual meeting logistics, refer to the “Questions and Answers” section of this proxy statement (pages 1 to 4).
Revance Therapeutics, Inc. is sometimes referred to as we, us, the Company or Revance in these proxy materials.

QUESTIONS AND ANSWERS
ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
We sent you the proxy notice because the Board of Directors of Revance Therapeutics, Inc. is soliciting your proxy to vote at our 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. We have elected to provide access to the full proxy materials over the Internet and have provided our stockholders with instructions on how to access the proxy materials in the Notice of Internet Availability of Proxy Materials, or the Notice, that you received.
Rules adopted by the Securities and Exchange Commission allow us to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on the website at www.proxyvote.com, or may request a printed set of the proxy materials. Instructions on how to access the proxy materials or to request a printed copy may be found in the Notice.
We intend to mail the Notice to all stockholders of record entitled to vote at the Annual Meeting on or about March 25, 2019.
How do I attend the Annual Meeting?
The meeting will be held on May 9, 2019 at 8:00 a.m. local time at Aloft Silicon Valley, 8200 Gateway Blvd., Newark, CA 94560. Directions to the Annual Meeting may be found at www.revance.com. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 12, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 44,029,798 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 12, 2019 your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 12, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are four matters scheduled for a vote:

•	Election of directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2019;

•	Approval of, on an advisory basis, the compensation of the Company’s named executive officers; and

•	Indication of, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons designated in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” or “Withhold” for each of the nominees to the Board of Directors.
For the proposal to ratify the appointment of PricewaterhouseCoopers LLP and to approve, on an advisory basis, the compensation of the Company’s named executive officers, you may vote “For,” “Against” or “Abstain.”
For the proposal to indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers, you may vote for “One Year,” “Two Years,” “Three Years” or "Abstain."
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

•	To vote in person, attend the Annual Meeting and you will be given a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct us to.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 8, 2019 to be counted.

•	To vote through the Internet, go to www.proxyvote.com and follow the on-screen instructions. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 8, 2019 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker or other agent, you should have received a Notice containing voting instructions from that organization rather than from Revance. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or other agent to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 12, 2019.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Other Agent
If you are a beneficial owner and do not instruct your broker or other agent how to vote your shares, the question of whether your broker or other agent will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NYSE , “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Therefore, without your instructions, your broker or other agent may not vote your shares on Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation) and Proposal 4 (advisory vote on preferred frequency of stockholder votes on executive compensation), but may vote your shares on Proposal 2 (ratification of auditors).
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2019, “For” the compensation of the Company’s named executive officers and for every “One Year” as the preferred frequency of advisory votes on the compensation of the Company’s named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Revance Therapeutics, Inc.’s Secretary at 7555 Gateway Blvd, Newark, CA 94560.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Agent
If your shares are held by your broker or agent, you should follow the instructions provided by your broker or agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 23, 2019, to Secretary, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than the close of business on January 10, 2020, and no later than the close of business on February 9, 2020. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	votes “For,” “Withhold” and broker non-votes for the proposal to elect directors (Proposal 1);

•	votes “For,” “Against,” and “Abstain” and, if applicable, broker non-votes for the ratification of the auditors (Proposal 2);

•	votes “For,” “Against,” “Abstain” and broker non-votes for the advisory vote on executive compensation (Proposal 3); and

•	votes for “One Year,” “Two Years,” “Three Years,” “Abstain” and broker non-votes for the advisory vote on preferred frequency of stockholder votes on executive compensation (Proposal 4).
For Proposal 1 (election of directors), broker non-votes have no effect and will not be counted towards the shares voted. For Proposal 2 (ratification of auditors) , abstentions (and broker non-votes, if any) will be counted towards the vote total and will have the same effect as “Against” votes. For Proposal 3 (advisory vote on executive compensation) and Proposal 4 (advisory vote on preferred frequency of stockholder votes on executive compensation), abstentions will be counted towards the vote total and will have the same effect as “Against” votes, while broker non-votes will have no effect.
What are “broker non-votes”?
When a beneficial owner of shares held in the name of a broker or agent does not give instructions to the broker or other agent holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or other agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
Assuming that a quorum is present at the annual meeting, the following votes will be required for approval:

Proposal	Vote Required for Approval
Proposal 1	Directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote.
Proposal 2	Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote.
Proposal 3	Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote.
Proposal 4
Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote. If no frequency receives a majority, then no frequency will be deemed a frequency preferred by our stockholders.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date of March 12, 2019, there were 44,029,798 shares outstanding and entitled to vote. Thus, the holders of 22,014,900 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2019, and all of these directors are standing for re-election at the Annual Meeting. Each of the nominees listed below is currently a director of the Company and was nominated by our Nominating and Corporate Governance Committee. Of the two nominees listed below, Dr. Vickers has previously been elected by the stockholders, while Mr. Foley was elected by the Board of Directors in 2017. If elected at the Annual Meeting, each of these nominees agreed to serve until the 2022 annual meeting and until their successor has been duly elected and qualified, or, if sooner, until their death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. All of the directors attended the 2018 Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected.
The following is a brief biography of each nominee for director and each of our other current directors, including their respective ages as of December 31, 2018. Each biography includes information regarding the experience, qualifications, attributes or skills that caused our Board of Directors to determine that each applicable nominee or other current director should serve as a member of the Board of Directors.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING - CLASS II

Mark J. Foley, age 53, has served as a director of our Company since September 2017. Mr. Foley has more than 25 years of operational and investment experience in the healthcare arena. He has been a Managing Director of RWI Ventures, a venture capital firm focused on life sciences, networking, semiconductor and software investments from 2004 to 2017. Previously, Mr. Foley was Chairman, President and CEO of ZELTIQ Aesthetics (ZLTQ), serving from 2012 through the company’s acquisition in 2017 by Allergan (AGN). Prior to ZELTIQ, Mr. Foley held a variety of senior operating roles in large public companies and venture-backed startups, including U.S. Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly), Perclose (acquired by Abbott) and Ventrica (acquired by Medtronic) where he was the founder and CEO. He is a board member at Glaukos (GKOS) and also serves as Chairman of ULab, HintMD and Arrinex. Mr. Foley received a Bachelor of Arts degree from the University of Notre Dame. Our board of directors believes that Mr. Foley’s financial expertise, experience at multiple public pharmaceutical companies and his expertise with the development and commercialization in medical device and biotechnology industries make him qualified to serve on our board of directors.
Philip J. Vickers, Ph.D., age 59, has served as a director of our company since February 2015. Dr. Vickers has over 25 years in the pharmaceutical industry experience. Since November 2017, he has been serving as the Chief Executive Officer and a member of the board of directors of Northern Biologics Inc. Dr. Vickers has also served as a member of the board of directors of AvroBio, Inc. since January 2019. From 2011 until June 2017, Dr. Vickers served as Global Head of Research and Development and a member of the Executive Committee of Shire Plc, or Shire, a biotechnology company focused on the development of therapies for the treatment of rare and specialty conditions. Under Dr. Vickers’ leadership Shire’s pipeline had approximately 40 programs in clinical development in the areas of Genetic Disease, GI disease, Hematology, Immunology, Neuroscience, Ophthalmology and Oncology. Prior to Shire, Dr. Vickers held positions of increasing responsibility in Research and Development at Merck, Pfizer, Boehringer-Ingelheim and Resolvyx Pharmaceuticals. Dr. Vickers obtained his PhD in Biochemistry from the University of Toronto, which was followed by postdoctoral research in mechanisms of multidrug resistance in breast cancer at the National Cancer Institute in Bethesda, Maryland. Our board of directors believes that Dr. Vickers’ experience at multiple pharmaceutical companies and his expertise in the development and commercialization of pharmaceutical products make him qualified to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING - CLASS III
L. Daniel Browne, age 57, is one of our co-founders and has served as its President and Chief Executive Officer since we commenced operations in 2002, completed its first institutional venture financing in 2006 and taking the company public in 2014. Mr. Browne has more than a 25-year career of executive leadership experience across both biopharmaceuticals and medical technologies. Prior to joining Revance, Mr. Browne served as President and Chief Executive Officer of Neomend, Inc., a medical biomaterial company focused on soft tissue repair from 2001 to 2003, Prograft Medical Inc., a medical device company focused on minimally-invasive treatments of cardiovascular and vascular disease from 1997 to 2000, and W.L Gore & Associates where he served 16 years in multiple leadership positions across product development, sales and marketing and business development in the Gore Medical Products Division. Mr. Browne has developed valuable business, management and leadership experience, as well as extensive knowledge of Revance and its global operations. Mr. Browne’s experience and knowledge enable him to contribute to Revance’s board key insights into strategy, management, and operational matters. Our board of directors believes Mr. Browne is qualified to serve on our board of directors based on such experience and leadership roles, and his management perspective of the company, including our strategic opportunities and challenges and his track record of new product development, sales and marketing and value creation, each of which relates to our commercial opportunities.
Robert Byrnes, age 74, has served as a director of our Company since August 2004. Mr. Byrnes has spent over forty years in the medical device and biotechnology industries. From October 1997 until October 2002, and from January 2005 to the present, Mr. Byrnes has served as the President and Chief Executive Officer of Roan Advisors, Inc., an advisory service for healthcare organizations. From November 2002 to January 2005, he served as the President and Chief Executive Officer of Thermage, Inc., a medical device company focused on non-invasive tissue tightening. Mr. Byrnes has also served as Chairman and Chief Executive Officer of Tokos Medical Corporation, a healthcare services company, President of Caremark, Inc., a home healthcare service company, and Vice President of Marketing and Business Development for Genentech, Inc., a biotechnology company. He currently serves on the board of directors of Allego Ophthalmics, LLC. Mr. Byrnes holds a B.S. in Pharmacy from Ferris State University and an M.B.A. degree in Marketing and Finance from Loyola University, Chicago. Our board of directors believes that Mr. Byrnes’s operating experience in the medical device and biotechnology industries, combined with his prior board positions, make him qualified to serve on our board of directors.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING - CLASS I
Angus C. Russell, age 63, has served as a director and Chairman of the Board of our Company since March 2014. Mr. Russell was Chief Executive Officer of Shire plc, or Shire, a biopharmaceutical company, from June 2008 until April 2013, and a member of its board of directors from 1999 until 2013. From December 1999 to June 2008, Mr. Russell served as Chief Financial Officer of Shire. Prior to joining Shire, Mr. Russell served at AstraZeneca plc, a pharmaceutical and biologics company, most recently as VP of Corporate Finance. Mr. Russell is a former Non-Executive Director of the City of London Investment Trust plc. Mr. Russell is a Chartered Accountant and is a Fellow of the Association of Corporate Treasurers. Mr. Russell has served on the board of directors at Mallinckrodt plc, a pharmaceuticals company, since August 2014, BioTime, Inc., a biotechnology company, since December 2014 and TherapeuticsMD, Inc., a pharmaceutical company, since March 2015. Mr. Russell also currently serves as a consultant to a number of public and private companies in the healthcare sector. Our board of directors believes that Mr. Russell’s financial expertise, experience at multiple public pharmaceutical companies and his expertise in the development and commercialization of specialty pharmaceutical products make him qualified to serve on our board of directors.
Phyllis Gardner, M.D., age 68, has served as a director of our Company since December 2006. Dr. Gardner has spent over 35 years in academia, medicine and industry. She served at Essex Woodlands, a growth equity firm that focuses on the healthcare industry, from June 1999 to 2014, in various capacities including as an adjunct Partner. Dr. Gardner has served on the board of directors of several public and private companies, including Corium International, Inc. since November 2007 and currently serves as a member of the board of directors of CohBar, Inc. She began her academic medical career at Stanford University, where she has held several positions including Senior Associate Dean for Education and Student Affairs and remains today as Professor of Medicine. From 1994 to 1998, she took a leave of absence from Stanford University to serve as Principal Scientist, Vice President of Research and Head of ALZA Technology Institute, a major drug delivery company. Dr. Gardner holds a B.S. from the University of Illinois and an M.D. from Harvard University. Our board of directors believes that Dr. Gardner’s medical, healthcare and private equity experience, operating experience and significant experience serving as a director of our company and other healthcare companies make her qualified to serve on our board of directors.
Julian S. Gangolli, age 61, has served as a director since July 2016. He is President, North America of GW Pharmaceuticals Inc., and President of Greenwich Biosciences, Inc., the U.S. subsidiary of GW Pharmaceuticals, spearheading the buildout of the company’s U.S. commercial infrastructure in advance of the potential launch of its lead therapeutic candidate, Epidiolex® (cannabidiol or CBD), which is in late-stage development for a number of child-onset epilepsy syndromes. Mr. Gangolli also served as a member of the board of directors of GW Pharmaceuticals Inc. from July 2015 to March 2017. Prior to joining GW Pharma, Mr. Gangolli served as President of the North American Pharmaceutical division of Allergan Inc. for 11 years. Prior to that, he served as Senior Vice President, U.S. Eye Care at Allergan. Prior to Allergan, Mr. Gangolli served in sales and marketing positions at VIVUS, Inc., Syntex Pharmaceuticals, Inc., and Ortho-Cilag Pharmaceuticals Ltd in the United Kingdom. Our board of directors believes that Mr. Gangolli’s operating experience in the biopharmaceutical industry, experience at multiple public pharmaceutical companies and his expertise in the development and commercialization of specialty pharmaceutical products make him qualified to serve on our board of directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors except for Mr. Browne, our President and Chief Executive Officer, representing six of our seven directors, are “independent directors” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
BOARD LEADERSHIP STRUCTURE
The Board of Directors of the Company has an independent chair, Mr. Russell, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met six times during 2018. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Science and Technology Committee. The following table provides membership information for fiscal 2018 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Science and Technology
Mr. Robert Byrnes	X	X*	X
Mr. Mark Foley	X*
Mr. Julian S. Gangolli, Ph.D	X
Dr. Phyllis Gardner		X		X
Mr. Angus C. Russell (1)		X	X*
Dr. Philip Vickers				X *
* Committee Chairperson

(1)	Mr. Russell joined the Compensation Committee effective as of February 8, 2018.
Below is a description of each standing committee of the Board of Directors.
AUDIT COMMITTEE
The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The principal duties and responsibilities of our Audit Committee include:

•
appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our Consolidated Financial Statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly Condensed Consolidated Financial Statements; and

•
conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The Audit Committee is composed of three directors: Mr. Foley, Mr. Byrnes and Mr. Gangolli, with Mr. Foley serving as chair of the committee. The Audit Committee met five times during 2018. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.revance.com.
Our Board of Directors has determined that all current members of our Audit Committee satisfy the independence requirements under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that each of Messrs. Byrnes and Foley is an “audit committee financial expert” within the meaning of the SEC regulations. Our board of directors has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Sarbanes-Oxley Act, applicable requirements of the Nasdaq listing rules and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and comply with future requirements to the extent that they become applicable to our Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019.
The foregoing report has been furnished by the Audit Committee.
Mr. Mark J. Foley
Mr. Robert Byrnes
Mr. Julian S. Gangolli
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
COMPENSATION COMMITTEE
The Compensation Committee is composed of three directors: Mr. Byrnes, Dr. Gardner and Mr. Russell, with Mr. Byrnes serving as chair of the committee. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met six times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.revance.com.
The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•
establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

•
review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and other executive officers; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of Chief Executive Officer, senior executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

The Compensation Committee has retained Radford, an Aon Hewitt company, or Radford, as independent compensation consultant. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
In addition, as part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of Radford as to our executive compensation program, the Board and Compensation Committee ultimately make their own decisions about these matters.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As noted above, during the fiscal year ended December 31, 2018, Mr. Byrnes, Dr. Gardner and Mr. Russell served on the Compensation Committee, with Mr. Byrnes serving as its chair. None of Mr. Byrnes, Dr. Gardner or Mr. Russell is currently or has been at any time one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee is composed of two directors: Mr. Russell and Mr. Byrnes, with Mr. Russell serving as the chair of the committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during the fiscal year.
Our Nominating and Corporate Governance Committee makes recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. The Nominating and Corporate Governance Committee has the following responsibilities, among other things, as set forth in the Nominating and Corporate Governance Committee’s charter:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

•	overseeing and reviewing our processes and procedures to provide information to our Board and its committees;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
The Nominating and Corporate Governance Committee also has other responsibilities set forth in the written Nominating and Corporate Governance Committee charter adopted by the Board, which is available on the Company’s website at www.revance.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Revance Therapeutics, Inc., 7555 Gateway Blvd, Newark, CA 94560, not later than February 9, 2020, nor earlier than January 10, 2020. Submissions must include the name, age, business address and residence address of such nominee, the principal occupation or employment of such nominee, the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
SCIENCE AND TECHNOLOGY COMMITTEE
The Science and Technology Committee is composed of two directors: Dr. Vickers and Dr. Gardner, with Dr. Vickers serving as chair of the committee. All members of the Science and Technology Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Science and Technology Committee met four times during the fiscal year. The principal duties and responsibilities of our Science and Technology Committee include:

•
reviewing and advising the Board on the overall strategy, direction and effectiveness of the Company’s research and development programs and related investments, and on the Company’s progress in achieving its long-term strategic research and development goals and objectives;

•
identifying and providing the Board with the Committee’s views on emerging science and technology issues and trends which are relevant to the Company and in alignment with the Company’s strategy and on areas that are important to the success of the Company’s research and development activities;

•	reviewing and making recommendations to the Board and management with respect to the Company’s clinical pipeline;

•
assessing and advising the Board, from time to time, on the Committee’s view of the overall quality and expertise of medical and scientific talent in the Company’s research and development organization;

•
assessing and advising the Board, from time to time, on the Committee’s view of the quality and competitiveness of the Company’s research and development programs and technology initiatives from a scientific perspective, including associated risk profile;

•
for any major external investments in research and development that require approval of the Board, assessing those opportunities and advising the Board of the Committee’s view on the scientific, technical, and/or medical merit of the opportunity; and

•	reviewing and assessing, at least annually, the performance of the Science and Technology Committee and the adequacy of its charter.
The Science and Technology Committee also has other responsibilities set forth in the written Science and Technology Committee charter adopted by the Board, which is available on the Company’s website at www.revance.com.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at www.revance.com.
CODE OF ETHICS
The Company has adopted the Revance Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.revance.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website or in a manner otherwise permitted by applicable rules.
CORPORATE GOVERNANCE GUIDELINES
In April 2013, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.revance.com.

NON-EMPLOYEE DIRECTOR COMPENSATION

The compensation provided to our non-employee directors in 2018 is enumerated in the table below. Mr. Browne, who is also our President and Chief Executive Officer, did not and will not receive any compensation for his services as a director.
2018 Director Compensation Table
The following table sets forth a summary of the compensation received for the year ended December 31, 2018:

Name	Fees Earned ($)	Stock Options and Awards ($)*	Total ($)
Robert Byrnes (1)	$63,750	$183,507	$247,257
Mark J. Foley (2)	$59,500	$183,507	$243,007
Julian S. Gangolli (3)	$47,000	$183,507	$230,507
Phyllis Gardner, M.D. (4)	$49,500	$183,507	$233,007
Angus C. Russell (5)	$86,472	$183,507	$269,979
Philip J. Vickers, Ph.D. (6)	$51,750	$183,507	$235,257

*
The dollar amounts in this column represent the grant date fair value of the stock option and restricted stock awards. These amounts have been calculated in accordance with ASC 718 using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 11 to our financial statements and the discussion under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates - Stock-Based Compensation” included in the Form 10-K filed on February 28, 2019. These amounts do not necessarily correspond to the actual value that may be recognized from the option and awards by the applicable directors.

(1)	As of December 31, 2018, Mr. Byrnes had options to purchase 53,333 shares of our common stock and restricted stock awards of 3,000 shares.

(2)	As of December 31, 2018, Mr. Foley had options to purchase 12,000 shares of our common stock and restricted stock awards of 3,000 shares.

(3)	As of December 31, 2018, Mr. Gangolli had options to purchase 24,000 shares of our common stock and restricted stock awards of 3,000 shares.

(4)	As of December 31, 2018, Dr. Gardner had options to purchase 30,000 shares of our common stock and restricted stock awards of 3,000 shares.

(5)	As of December 31, 2018, Mr. Russell had options to purchase 40,000 shares of our common stock and restricted stock awards of 3,000 shares.

(6)	As of December 31, 2018, Dr. Vickers had options to purchase 40,000 shares of our common stock and restricted stock awards of 3,000 shares.
Non-Employee Director Compensation Policy

In December 2013, the Board of Directors approved a non-employee director compensation policy that became effective upon the completion of our initial public offering, or the IPO, and was subsequently amended effective as of July 30, 2015, January 1, 2016, February 16, 2017, and February 7, 2019.
Under this policy, we pay each of our non-employee directors a cash retainer for service on the Board of Directors and for service on each committee on which the director is a member. The chairman of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board of Directors. The retainers paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member are as follows:

	Member Annual Service Retainer	Chairman Additional Annual Service Retainer
Board of Directors	$40,000	$35,000
Audit Committee	10,000	10,000
Compensation Committee	6,000	6,500
Nominating and Corporate Governance Committee	4,500	3,500
Science and Technology Committee	6,000	6,500
In 2018, on the date of the annual meeting, each then-serving non-employee director received an option to purchase 6,000 shares of our common stock and 3,000 shares of restricted stock. Following the amendment to the non-employee director compensation policy in February 2019, each non-employee director that continues to serve on the date of the annual meeting will receive an option to purchase 9,000 shares of our common stock and 4,500 shares of restricted stock. In addition, each new non-employee director will receive an option to purchase 18,000 shares and 9,000 shares of restricted stock upon joining the Board of Directors. The exercise price of these options will equal the fair market value of our common stock on the date of grant, and these options will vest on the one year anniversary of the grant date, subject to the director’s continued service as a director. This policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.
Directors have been and will continue to be reimbursed for expenses directly related to their activities as directors, including attendance at board and committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the appointment of PwC.
PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional audit services and other services rendered to the Company by PwC, for the fiscal years ended December 31, 2018 and 2017.

	Fiscal Year Ended
	2018	2017
Audit Fees (1)	$1,574,000	$752,645
Audit Related Fees (2)	340,000	281,000
Tax Fees (3)	50,000	—
All Other Fees (4)	5,000	—
Total	$1,969,000	$1,033,645

(1)
Audit Fees consist of professional services rendered in connection with the audit of our Consolidated Financial Statements and review of our quarterly Condensed Consolidated Financial Statements. In 2018, the Company was subjected to the audit requirement under section 404(b) of the Sarbanes-Oxley Act for the first time.

(2)
Audit Related Fees consist of services associated with our registration statements, correspondence in connection with comment letters received from the SEC, and review of internal controls over financial reporting and accounting consultations related to new accounting pronouncements.

(3)	Tax Fees consist of certain tax consulting services.

(4)	All Other Fees consist of other fees paid for certain accounting tools not related to audit, audit-related, and tax fees.
All fees described above were pre-approved by the Audit Committee.
AUDITOR INDEPENDENCE

In 2018, there were no other professional services provided by PwC that would have required the Audit Committee to consider their compatibility with maintaining the independence of PwC.

PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•
Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•
Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.
The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Our stockholders are entitled to vote to approve, on an advisory basis, the compensation, as disclosed in this Proxy Statement, of our named executive officers appearing in the table entitled “Summary Compensation Table” later in this Proxy Statement (collectively, the Named Executive Officers). We are presenting this Proposal 3 as required by Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
The compensation of our Named Executive Officers subject to the vote is disclosed in “Compensation Discussion and Analysis,” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the success of biopharmaceutical companies is significantly influenced by their work forces. We believe it is critical to our business that we retain our core team of highly qualified employees, including our executive officers. Pharmaceutical and biopharmaceutical companies and strong local competitors have aggressively recruited our executives and other skilled employees, with the most critical positions at our company among those that are the most in demand. In light of these circumstances, we have designed our executive compensation program to help attract and retain highly qualified individuals with relevant experience in the biopharmaceutical industry to manage the varied aspects of our evolving business. The primary objective of our executive compensation program is to retain and motivate our core team of highly qualified employees, including our Named Executive Officers, and align their compensation with our critical business objectives and performance, as well as with the interests of our stockholders.
The Board encourages our stockholders to read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement to review the correlation between compensation and performance, as well as compensation actions taken in 2018. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.
Accordingly, the Board recommends that our stockholders vote FOR the following resolution:
“RESOLVED, that the compensation paid to the our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Required Vote and Board of Directors Recommendation
Advisory approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.
Our Board believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

We are also asking our stockholders to indicate their preference regarding how frequently we should solicit a non-binding stockholder advisory vote on the compensation of our Named Executive Officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every one year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote. We are presenting this Proposal 4 as required by Section 14A of the Exchange Act.
For the reasons described below, our Board has determined that an advisory vote every year on executive compensation is the most appropriate alternative for Revance. The Board believes that an advisory vote at this frequency will provide stockholders with the opportunity to provide direct input on our executive compensation program as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and other corporate governance matters. The Board is therefore recommending that stockholders vote for holding the advisory vote to approve executive compensation every year.
The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preference on the frequency of advisory votes to approve executive compensation.
Required Vote and Board of Directors Recommendation
While the Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding stockholder advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders. If no frequency receives a majority of the votes held by holders present in person or represented by proxy at the Annual Meeting, then no frequency will be deemed a frequency preferred by our stockholders.
Although your vote is advisory and will therefore not be binding on us, the Compensation Committee and Board value the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the Board may decide that it is in the best interests of our stockholders and Revance to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information regarding our executive officers as of March 25, 2019.

Name	Age	Position(s)
Executive Officers
L. Daniel Browne	57	President, Chief Executive Officer and Director
Tobin C. Schilke	44	Chief Financial Officer
Abhay Joshi, Ph.D.	56	Chief Operating Officer
Caryn G. McDowell	49	Senior Vice President, General Counsel and Corporate Secretary
L. Daniel Browne. Mr. Browne’s biography is included above under the section titled “Directors Continuing in Office Until the 2020 Annual Meeting - Class III.”
Tobin C. Schilke has served as our Chief Financial Officer since November 2018. Mr. Schilke served as Chief Financial Officer of Achaogen, Inc. from July 2016 through October 2018. From 2002 to June 2016, Mr. Schilke served in roles of increasing responsibility at the Roche Group (including Genentech), a pharmaceutical company, including serving as Finance Director and Company Director of Roche Products Limited in the United Kingdom from August 2014 to June 2016 and serving as Director of Genentech's Commercial Finance BioOncology Business Unit from September 2012 to August 2014. Mr. Schilke holds a B.S. from Lafayette College. a M.S. from the University of California, Berkeley and an M.B.A. from Cornell University's Johnson Graduate School of Management.
Abhay Joshi, Ph.D. has served our Chief Operating Officer since December 2015. Dr. Joshi brings over twenty-five years of global experience as a pharmaceutical and biotechnology executive. From March of 2007 to December 2015, Dr. Joshi served as the President and Chief Executive Officer of Alvine Pharmaceuticals, Inc., a pharmaceutical company developing therapeutic products for the treatment of autoimmune and inflammatory diseases, where he was responsible for overseeing all aspects of the company’s business. Prior to Alvine Pharmaceuticals, he served as an Executive Vice President, Chief Technical Officer and member of the Executive Committee at CoTherix, Inc., which was acquired by Actelion Ltd in 2007. Prior to CoTherix, Dr. Joshi was the Vice President of Global Technical Operations, Specialty Pharmaceuticals at Allergan, Inc., where he was responsible for the company’s global biologics manufacturing operations for BOTOX® and its Latin America and Asia Pacific pharmaceutical operations, and held a series of senior management positions. Dr. Joshi currently serves on the board of directors of Genyous Biomed International and Sira Pharmaceuticals, Inc. Dr. Joshi received his BTech in Chemical Engineering from the Indian Institute of Technology, New Delhi, an MSE and a Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, and an MBA from the University of California, Irvine.
Caryn G. McDowell has served as our Senior Vice President, General Counsel and Corporate Secretary since May 2018. From April 2015 to May 2018, Ms. McDowell served as General Counsel, Chief Compliance Officer, and Secretary at Cytokinetics, Inc., a biopharmaceutical company focused on the discovery and development of muscle activators, where she was responsible for defining policies and practices for FDA/EMA product approval and commercialization, as well as managing strategic alliances and certain aspects of financing transactions. From January 2014 to October 2015, Ms. McDowell was Vice President, Deputy General Counsel, and Assistant Secretary at InterMune, Inc., which was acquired by Roche in 2015. Previously, Ms. McDowell served in legal roles of increasing responsibility at Onyx Pharmaceuticals, Inc., Genentech, Inc., and Millennium Pharmaceuticals, Inc. Ms. McDowell holds a J.D. from Boston University School of Law and a Bachelor of Arts in Political Science and Judaic Studies from the University of Michigan.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
We are a clinical-stage biotechnology company focused on the development, manufacturing and commercialization of novel neuromodulators for multiple aesthetic and therapeutic indications. We are leveraging our proprietary portfolio of botulinum toxin type A compounds, formulated with our patented and proprietary peptide technology, to address unmet needs in large and growing neuromodulator markets. Our initial focus is on developing daxibotulinumtoxinA, our highly purified botulinum toxin Type A, for a broad spectrum of aesthetic and therapeutic indications, including facial wrinkles, muscle disorders, and chronic migraine.

Our lead drug candidate is DaxibotulinumtoxinA for Injection (“DAXI”). We used our unique proprietary peptide excipient technology to formulate DAXI. The noncovalent bond formed between the proprietary peptide excipient technology and the botulinum toxin may enable longer residence time of botulinum toxin Type A, which could explain DAXI’s long duration of effect. The process binds a highly purified botulinum toxin Type A with a unique proprietary stabilizing excipient peptide. We do not use human serum albumin (“HSA”) and other animal-sourced ingredients, which carry the risk of transmission of pathogens, to stabilize our product.
We are currently studying DAXI for the treatment of facial wrinkles, cervical dystonia, plantar fasciitis, adult upper limb spasticity and chronic migraine. We believe DAXI has the potential to expand into additional aesthetic and therapeutic indications in the future. We also are developing a topically applied neuromodulator for aesthetic and therapeutic indications, DaxibotulinumtoxinA Topical, and have a collaboration and license agreement with Mylan Ireland Limited, a wholly-owned indirect subsidiary of Mylan N.V. (“Mylan”), to develop and commercialize a biosimilar to BOTOX®.

We became a public company in February 2014, and we filed our 2018 proxy statement under the reduced reporting rules applicable to emerging growth companies. As of the close of calendar year 2018, we ceased to be an emerging growth company and, therefore, this year we have included additional detail regarding executive compensation that was previously not required, including: this Compensation Discussion and Analysis, additional compensation tables for “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control”.

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2018, for our principal executive officer, each person who served as principal financial officer during 2018, the next two most highly compensated executive officers serving as of the end of 2018 (we did not have any other executive officers serving at the end of 2018) and one former executive officer who terminated service during 2018 (the “named executive officers” or “NEOs”). This discussion and analysis is intended to assist you to understand the information provided in the compensation tables below and to provide additional context regarding our overall compensation program. In addition, we explain how and why our Board and Compensation Committee determined our compensation policies and specific compensation decisions for our named executive officers during and for fiscal year 2018.

Our named executive officers for 2018 consisted of the following individuals :

•	L. Daniel Browne, President and Chief Executive Officer;

•	Tobin C. Schilke, Chief Financial Officer (2)(3);

•	Abhay Joshi, Ph.D., Chief Operating Officer;

•	Caryn G. McDowell, Senior Vice President, General Counsel and Corporate Secretary;

•	Cyril Allouche, former Head of Finance and Corporate Controller, Principal Accounting Officer (1)(2)(3);

•	Lauren P. Silvernail, former Chief Financial Officer (1); and

•	Todd E. Zavodnick, former Chief Commercial Officer and President, Aesthetics & Therapeutics (4).

(1)
In May 2018, Ms. Silvernail resigned as our Chief Financial Officer and Chief Business Officer. Mr. Allouche, our then Head of Finance and Corporate Controller, was appointed to serve as Principal Financial Officer and Principal Accounting Officer on an interim basis.

(2)
In November 2018, Mr. Schilke joined the Company and was appointed as Chief Financial Officer, at which time Mr. Allouche stepped down from the position of Principal Financial Officer, but continued to serve as Principal Accounting Officer.

(3)
In March 2019, Mr. Allouche resigned as our Head of Finance and Corporate Controller and Principal Accounting Officer. Mr. Schilke, our Chief Financial Officer and Principal Financial Officer, was appointed as Principal Accounting Officer.

(4)	In November 2018, Mr. Zavodnick resigned as the Company's Chief Commercial Officer and President, Aesthetics & Therapeutics.

Executive Summary

The important features of our executive compensation program include the following:

•
We tie pay to performance. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2018, 88% of our Chief Executive Officer’s total reported compensation and a significant portion of our other continuing named executive officers’ total reported compensation was linked to performance, consisting of annual performance bonus earned and equity incentives awarded, as reported in the “Summary Compensation Table.”

•
Our executive bonuses are dependent on meeting key corporate objectives. Our annual performance-based bonus opportunities for our named executive officers are dependent upon our achievement of annual corporate objectives established each year. No bonuses are guaranteed and we maintain a cap on maximum total bonuses. We exceeded our specified corporate objectives for 2018 and each of our current named executive officers received performance bonuses in early 2019.

•
We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package. We consider stock options performance-based because they provide value only if the market price of our stock increases, and if the executive officer continues in our employment over the option term. Restricted stock provides the opportunity for a return corresponding with the market price of our stock if the executive continues in our employment over a multi-year vesting period. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

•
Change in control payments are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments. Equity awards granted on and after our IPO likewise provide only for double-trigger acceleration benefits.

•	We do not maintain agreements or commitments to provide our executive officers with any change in control excise tax gross ups.

•
Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions, who advises the Compensation Committee on market practices so that our Compensation Committee can regularly assess the Company’s individual and total compensation programs against those of peer companies, the general marketplace and other industry data points.

•	We prohibit any and all hedging and pledging of Company stock.

Objectives, Philosophy and Elements of Compensation

The overall objectives of our executive compensation policies and programs are to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention;

•	align our executives’ interests with those of our stockholders;

•	link pay to company performance; and

•
offer pay opportunities that are competitive with the biopharmaceutical market in which we compete in order to recruit and retain top talent, while maintaining reasonable cost and dilution to our stockholders.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses, and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives, and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives and individual contributions.
Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate performance goals established at the beginning of the year and, except with respect to our Chief Executive Officer, individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals. Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives and, where applicable, individual performance objectives.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; fosters ownership culture, aligns executives’ interests with stockholder interests and long-term stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed and determined annually or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as an incentive for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant. Equity grants have historically been provided primarily in the form of stock options and restricted stock awards ("RSAs") that typically vest over a four-year-period and a three-year-period, respectively.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives at similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among salary, performance bonus awards, equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee aims to structure a significant portion of the named executive officers’ total target compensation to be comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate objectives.

In making executive compensation decisions, the Compensation Committee generally considers each executive officer’s total target direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target cash compensation, and long-term equity awards (valued based on an approximation of grant date fair value).

How We Determine Executive Compensation

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The Compensation Committee reviews and oversees our executive compensation policies, plans and programs and reviews and determines the compensation to be paid to all of our executive officers, including the named executive officers.  Our Compensation Committee consists solely of independent members of the Board.  In making its executive compensation determinations, the Compensation Committee considers recommendations from the Chief Executive Officer for executive officers other than himself and, with respect to the evaluation of the Chief Executive Officer’s performance, the Compensation Committee considers recommendations from the Chairman of the Board. In making his recommendations for executive officers other than himself, the Chief Executive Officer receives input from our human resources department and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the Chief Executive Officer discusses his recommendations for the other executive officers with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer and Senior Vice President, General Counsel and Corporate Secretary may also attend Compensation Committee meetings from time to time and may take part in discussions of executive compensation. The Compensation Committee discusses and makes final determinations with respect to executive compensation matters without any named executive officers or other executive officers present (other than the Chief Executive Officer as described above). From time to time, various other members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis. These annual decisions typically occur in the first or second quarter of the year, however, decisions may occur during the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate its authority to approve executive officer compensation. The Compensation Committee does not currently maintain a formal policy for the timing of equity awards to our executive officers and has granted awards over the past several years at times when the Compensation Committee determines appropriate.

Role of our Independent Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating 2018 compensation for each of our executive officers and making 2018 compensation decisions, we retained Radford, an Aon Hewitt Company ("Radford"), an independent compensation consultant, to assist the Compensation Committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.

Radford assisted the Compensation Committee in developing a group of peer companies to use as a reference in making 2018 compensation decisions, evaluating current pay practices and considering different compensation programs and best practices. As described further below, Radford also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices. Radford reported directly to the Compensation Committee, which maintained the authority to direct their work and engagement, and advised the Compensation Committee from time to time. Radford interacted with management to gain access to Company information that is required to perform services and to understand the culture and policies of our organization. The Compensation Committee and Radford met in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the Chief Executive Officer’s compensation.

Our Compensation Committee analyzed whether the work of Radford as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Radford and its affiliates do not provide any services directly to Revance; (ii) the amount of fees paid to Radford and its affiliates by Revance as a percentage of Radford and its affiliates’ total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by Radford with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any Revance stock owned by Radford or the individual compensation advisors employed by Radford. Based on its analysis of these factors, our Compensation Committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest.

Use of Competitive Market Compensation Data

We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee reviews market data for each executive officer’s position, compiled by Radford, as described below, including information relating to the compensation for executive officers in the development stage biotechnology industry.

In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2018, Radford recommended and the Compensation Committee selected companies that would be appropriate peers based on geography, industry focus, employee size, stage of development, and market capitalization. Specifically, companies were selected in 2017 with the following parameters:

Geography: We focused on biotechnology companies based in the United States with emphasis on companies that have recently became public. We focused on companies located in the San Francisco Bay Area or other biotechnology hub markets that reflect our talent market.

Industry Focus: We focused on biotechnology companies with dermatology/aesthetics focus.

Employee size: We focused on companies with a headcount up to 200 full-time employees

Stage of development; We focused on late stage pre-commercial companies.

Market Capitalization: Based on our approximated market capitalization of $1.2 billion at the time of the evaluation, we focused on companies with market capitalization between $500 million and $3.5 billion, which represents 1/3 to 3 times of our market capitalization.

Based on these criteria, in August 2017, Radford recommended, and our Compensation Committee approved, the following companies as our peer group for 2018:

Acceleron Pharma	Epizyme
Achaogen	Flexion Therapeutics
Aclaris Therapeutics	Global Blood Therapeutics
Adamas Pharmaceuticals	Insmed
Aduro BioTech	Lexicon Pharmaceuticals
Aimmune Therapeutics	Prothena
Akebia Therapeutics	Sangamo Therapeutics
Alder BioPharmaceuticals	Synergy Pharmaceuticals
Atara Biotherapeutics	Versartis
Cytokinetics	Xencor
Dermira	ZIOPHARM Oncology
Enanta Pharmaceuticals

In November 2017, Radford completed an assessment of executive compensation data based on our peer group to inform the Compensation Committee’s determination of executive compensation for 2018. The market data used for this assessment was compiled from (i) the 2018 selected peer group companies’ publicly disclosed information or public peer data and (ii) data from the Radford Global Life Sciences Survey with respect to the 2018 selected peer group companies listed above or the peer survey data. The components of the market data were based on the availability of sufficient comparative data for an executive officer’s position. The peer survey data and the public peer data are collectively referred to as market data, and was reviewed by the Compensation Committee, with the assistance of Radford, and used as a reference point, in addition to other factors, in setting our named executive officers’ compensation.

Radford prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (value based on an approximation of grant date fair value), total target cash compensation (including both base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation).

The Compensation Committee’s general aim is for compensation to remain competitive with the market, falling above or below the median of the market data as appropriate based on corporate and individual executive performance, and other factors deemed to be appropriate by the Compensation Committee. Due to our limited history as a public company and our evolving and growing business, we have not developed a specific market positioning or “benchmark” that we consistently aim for in setting compensation levels; instead our Compensation Committee determines each element of compensation, and total target cash and direct compensation, for each named executive officer based on various facts and circumstances appropriate for our company in any given year. Competitive market positioning is only one of several factors, as described below under
“Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, and therefore individual named executive officer compensation may fall at varying levels as compared to the market data.

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year and by individual circumstance. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:

•	corporate performance, business needs and business impact;

•	each named executive officer’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our company;

•	internal pay equity among named executive officers and positions;

•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry and geographic region;

•	a range of market data reference points (generally the 25th, 50th, and 75th percentiles of the market data), as described above under “Use of Competitive Market Compensation Data”;

•	the total compensation cost and stockholder dilution from executive compensation actions;

•	trends and compensation paid to similarly situated officers within our market;

•	recommendations of the outside compensation consultant;

•	a review of a named executive officer’s total targeted and historical compensation and equity ownership; and

•	our Chief Executive Officer’s recommendations (with respect to executive officers other than himself), based on his direct knowledge of the performance by each named executive officer.

2018 Executive Compensation Program

Annual Base Salary

In reviewing and adjusting base salaries for 2018, in the Compensation Committee considered current market data as well as each named executive officer’s total cash compensation (consisting of base salary and target bonus opportunity) and individual performance. The Compensation Committee approved increases to each of the then-employed named executive officers’ 2017 base salaries ranging from increases of 1% to 7.6%, based on the Compensation Committee’s subjective assessment of the appropriate increase for each named executive officer, considering the factors described above. Mr. Browne's base salary increase was intended to closer align his salary with market compensation data for CEOs.

The named executive officers’ 2018 base salaries and increases from each of their 2017 base salaries, if applicable, are reflected in the table below. The 2018 base salaries were effective January 1, 2018, with the exception of Ms. McDowell and Mr. Schilke, whose base salaries were effective upon their commencement of employment with Revance on May 1, 2018 and November 5, 2018, respectively.

Named Executive Officer	2017 Base Salary	2018 Base Salary	Increase from 2017 Base Salary
L. Daniel Browne	$525,300	$565,000	7.6%
Tobin C. Schilke	N/A	$405,000	N/A
Abhay Joshi, Ph.D.	$453,200	$469,062	3.5%
Caryn G. McDowell	N/A	$400,000	N/A
Cyril Allouche (1)	$220,000	$229,350	4.3%
Todd E. Zavodnick (2)	$400,000	$404,000	1.0%
Lauren P. Silvernail	$442,900	$458,402	3.5%

(1)
Mr. Allouche received a salary increase to $265,000 from $229,350 effective as of his appointment as interim Principal Financial Officer and Principal Accounting Officer on June 20, 2018. The Compensation Committee determined this increase was the appropriate amount to compensate Mr. Allouche for his increased duties.

(2)	Mr. Zavodnick received a smaller increase in salary because he joined the Company in August 2017. His base salary increase was prorated from the standard rate of 3.5%.

Annual Performance-Based Bonuses

Our 2018 Management Bonus Plan was developed by our Compensation Committee in early 2018. Under the 2018 Management Bonus Plan,  each named executive officer was eligible to be considered for a performance bonus based on (1) the individual’s target bonus, as a percentage of base salary, (2) the percentage attainment of our 2018 corporate goals established by the Compensation Committee, and, with respect to our named executive officers other than Mr. Browne, (3) the percentage attainment of the 2018 individual goals established by the Compensation Committee, based on recommendations from Mr. Browne, for each named executive officer.

The Compensation Committee determined that each executive officer other than Mr. Browne’s performance bonus should be based in part on their own individual performance and contribution towards achievement of the corporate goals; accordingly, for each of the named executive officers other than Mr. Browne, 75% of the bonus was based on corporate goal achievement and 25% of the bonus was based on individual goal achievement.  The Compensation Committee determined Mr. Browne’s bonus should be based solely on the achievement of the corporate goals, because as Chief Executive Officer, Mr. Browne has greater impact on, and responsibility for, corporate performance. The Compensation Committee retained the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors as determined appropriate by the Compensation Committee, however, they capped the maximum total bonus pool available to be paid under the 2018 Management Bonus Plan, upon maximum performance achievement, at 125% of total employee target bonuses.

Target Bonuses

In early 2018, the Compensation Committee reviewed each of our then-employed named executive officer target bonus percentages, and determined that the 2017 target bonus percentages remained appropriate for each of the named executive officers based on market data other than Mr. Allouche. Mr. Allouche’s target bonus percentage was increased from 25% to 30%, effective June 20, 2018, for his increased duties as interim Principal Financial Officer and Principal Accounting Officer. Ms. McDowell’s target bonus percentage was determined by the Compensation Committee in connection with their commencement of employment with Revance on May 1, 2018 by reference to market data and internal equity with other executive officers. Mr. Schilke was not eligible to earn a bonus. Each NEO's target bonus as a percentage of base salary is reflected below:

Named Executive Officer	2018 Target Bonus Percentage
L. Daniel Browne	66%
Tobin C. Schilke(1)	N/A
Abhay Joshi, Ph.D.	45%
Caryn G. McDowell (2)	45%
Cyril Allouche (3)	30%
Todd E. Zavodnick (4)	75%
Lauren P. Silvernail (4)	45%

(1)
Because Mr. Schilke commenced employment in November 2018, he was not eligible to receive a 2018 performance-based bonus; however the Compensation Committee approved a 45% target bonus percentage in connection with Mr. Schilke’s employment agreement, to be effective for the 2019 performance year.

(2)	Ms. McDowell joined the Company on May 1, 2018. Ms. McDowell's prorated target bonus as a percentage of base salary for 2018 was 30% for services provided from May 1, 2018 through December 31, 2018.

(3)	Mr. Allouche’s target bonus percentage was increased from 25% to 30%, effective June 20, 2018, for his increased duties as interim Principal Financial Officer and Principal Accounting Officer.

(4)	Mr. Zavodnick and Ms. Silvernail did not receive a bonus as result of employment termination in 2018.

Corporate Performance

The corporate goals and relative overall weighting towards corporate goal achievement for 2018 were established by the Compensation Committee in February 2018, which are reflected in the table below. Our Compensation Committee assigned a specific weighting to each of our corporate goals on which the performance-based bonus for each executive officer would be based.

The table below reflects each of the corporate goals and their relative weightings approved by the Compensation Committee.

Corporate Goal	Weight
Achievement of clinical development and non-clinical milestones for DAXI for the treatment of glabellar (frown) lines, cervical dystonia, plantar fasciitis and other potential indications	65%
Achievement of certain commercialization objectives	20%
Achievement of other research and regulatory milestones	15%
Stretch goal of achieving specified financial milestones	up to 25%

In early 2019, our Compensation Committee reviewed our performance and approved the extent to which we achieved each of our corporate goals. The overall corporate goal achievement was 110%, which was the sum of the weight of each corporate goal, multiplied by the performance achievement assigned to such factor by the Compensation Committee based on the actual results during 2018. As a result, each NEO's bonus related to corporate goal achievement is funded at 110%.

Individual Performance

In early 2019, our Compensation Committee evaluated Ms. McDowell and Messrs Joshi and Allouche to determine the individual performance factor payouts as follows:

•
Caryn G. McDowell: our Compensation Committee approved an individual performance factor payout of for Ms. McDowell (as reflected in the table below) based upon her performance in leading and expanding our legal and compliance infrastructure and operations and the percentage of corporate goal attainment in 2018.

•
Abhay Joshi, Ph.D.: our Compensation Committee approved an individual performance factor payout for Dr. Joshi (as reflected in the table below) based upon his management and leadership across multiple functions including clinical development, regulatory, and manufacturing and the percentage of corporate goal attainment in 2018.

•
Cyril Allouche: our Compensation Committee approved an individual performance factor payout for Mr. Allouche (as reflected in the table below) based upon his leadership and management of the overall the accounting and finance functions and the percentage of corporate goal attainment in 2018.

Ms. McDowell and Messrs Joshi and Allouche achieved 100% of their respective individual performance factor payout. Mr. Zavodnick and Ms. Silvernail terminated employment during 2018, and therefore they were not eligible to receive a bonus for 2018.

Based on our overall corporate goal achievement and individual performance achievement (other than for Mr.  Browne) in January 2019, the Compensation Committee awarded each of our named executive officers the performance bonuses reflected in the table below.

Named Executive Officer	2018 Target Bonus	Total Payout
L. Daniel Browne	$372,900	$410,190
Tobin C. Schilke (1)	$—	$—
Abhay Joshi, Ph.D.	$211,078	$232,186
Caryn G. McDowell (2)	$120,000	$132,660
Cyril Allouche (3)	$79,500	$92,450
Todd E. Zavodnick	$303,000	$—
Lauren P. Silvernail	$206,281	$—

(1)	Mr. Schilke was not eligible to receive a performance bonus in 2018 as he was hired on November 5, 2018. Mr. Schilke received a signing bonus payment of $25,000 in November 2018.

(2)	The amounts shown reflect Ms. McDowell’s prorated 2018 target bonus and bonus earned for services from May 1, 2018 through December 31, 2018.

(3)	In addition to the performance bonus, Mr. Allouche received a retention bonus of $110,000 in 2018.

Equity-Based Incentive Awards

We have historically granted equity compensation to our executive officers primarily in the form of stock options and restricted stock awards. The Compensation Committee determined that our annual 2018 long-term compensation program for the named executive officers would continue to consist of stock options and RSAs that vest over a four-year period, subject to the executive’s continued service with us. The Compensation Committee considered the grant of other types of equity awards and concluded that for the 2018 annual equity award grants, stock options and RSAs were the appropriate equity award type for our named executive officers, given our limited history as a public company, our executives’ familiarity with and understanding of stock options and RSAs as incentive tools and the Compensation Committee’s belief that stock options and RSAs both serve as a key pay-for-performance tool in aligning the interests of our executive officers and our stockholders.

The Compensation Committee views stock options as inherently performance-based compensation that automatically links executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Regardless of reported value in the Summary Compensation Table, executives will only receive value from the stock option awards if the price of the stock increases above the price at time of grant, and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.

While the RSAs also serve as a pay-for-performance tool as the awards appreciate in value as stock price increases, the RSAs provides more stability to equity-based incentive awards and encourage retention. RSAs vest annually over time as long as the recipients remain employed with the Company and are less restricted since they are not contingent upon the relationship between the stock price and the exercise price.

In compensating our executive officers, the mix between options and RSAs is approximately 75% and 25%, respectively, by award value. We believe it is appropriate to place significantly more weight on options to incentivize our executive officers to focus more of their effort in driving stockholder value by linking their pay to stock price. The Compensation Committee reviewed market practices in May 2018 and observed that stock options are the predominant equity incentive vehicle used by our peer companies as well.

The Compensation Committee approved the following annual stock options and restricted stock awards for our named executive officers in February 2018 (except as otherwise noted below), the Stock Options vest over a four-year period, and RSAs vest over a three-year period:

Named Executive Officer	Stock Option Grant (# shares)	Restricted Stock Award (# shares)
L. Daniel Browne	169,000	28,250
Tobin C. Schilke (1)	100,000	18,000
Abhay Joshi, Ph.D.	70,500	11,750
Caryn G. McDowell (2)	110,000	16,000
Todd E. Zavodnick	48,750	8,500
Cyril Allouche (3)	15,000	2,500
Lauren P. Silvernail	48,750	8,125

(1)	Mr. Schilke's stock options and RSAs were granted on November 5, 2018 upon his commencement of employment.

(2)	Ms. McDowell's stock options and RSAs were granted on May 1, 2018 upon her commencement of employment.

(3)
Of Mr. Allouche's 15,000 shares of stock options granted, 5,500 and 9,500 shares of stock options were granted on February 5, 2018 and June 20, 2018, respectively, and of his 2,500 shares of RSAs, 2,250 and 250 shares of RSAs were granted on February 5, 2018 and June 20, 2018, respectively. The Compensation Committee approved additional grants to Mr. Allouche in June upon his appointment as internal principal financial officer, in the amounts the Compensation Committee felt were necessary and appropriate to incentivize and retain him for these important additional services.

The Compensation Committee chose each of the NEO’s grant level based on the amount which they felt, in their judgment, was appropriate to retain and incentivize the NEOs, while remaining reasonable within market standards and considering potential dilution of our share reserves. In making these determinations, the Compensation Committee considered each of the NEO’s current equity holdings, including vested and unvested holdings and the extent to which such holdings were “in-the-money,” the extent to which such holdings remained unvested and therefore continued to serve as a retention tool, the market data provided by Radford reflecting equity value based on approximated grant date fair value, internal equity amongst the team, and individual performance.

Similar assessment is performed prior to presenting an offer to a potential candidate as one of our executive officers. In making these determinations, the Compensation Committee considered the candidate's experience level, the market data provided by Radford reflecting the equity value based on approximated grant date fair value, and internal equity amongst the team.

The Compensation Committee will continue to review and consider other market practices regarding equity incentive awards with the counsel of our compensation consultant in evaluating our executive compensation program.

Other Features of our Executive Compensation Program

Agreements with our Named Executive Officers

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change of control benefits. Each of our named executive officers is employed at will and may be terminated at any time for any reason.

Severance and Change in Control Benefits

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. Under our employment agreements, each of our named executive officers is eligible to receive severance benefits (including cash payments, payments for benefits continuation and equity acceleration) upon a termination without cause or resignation for good reason, either alone or within 12 months following a change in control transaction. We do not provide any tax gross ups in connection with severance or change in control transactions, nor have we provided any “single trigger” cash payments upon a change in control without a termination event since our IPO. Some of our historical equity awards granted to named executive officers prior to our IPO vest upon a change in control event, however all subsequent equity award agreements and the recent amended executive employment agreements provide for “double trigger” vesting provisions.  Our Compensation Committee periodically reviews the severance and change in control benefits that we provide, including by reference to market data, to ensure that the benefits remain appropriately structured and at reasonable levels. The Compensation Committee originally adopted the Executive Severance Benefit Plan, or our Severance Benefit Plan, in December 2013. The Compensation Committee subsequently amended the Severance Benefit Plan in May 2015, February 2017, November 2017, and February 2019. The Compensation Committee believes that severance protection benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the severance plan and each of our named executive officer benefit levels thereunder is provided below under “Potential Payments upon Termination or Change in Control.”

In addition, each of our named executive officers holds equity awards under our equity incentive plans that were granted subject to our form of award agreements.

Ms. Silvernail and Mr. Zavodnick did not receive severance benefits upon their respective resignations from the Company in 2018.
Employee Benefit Plans
We sponsor a 401(k) retirement plan in which our named executive officers participate on the same basis as our other U.S. employees. Effective January 1, 2018, the Compensation Committee approved a matching contribution of 50% of employee contributions up to 6% of employee earnings. During the year ended December 31, 2018, the Company made contributions to this plan of $39,494 for the NEOs.
Pension Benefits
We do not maintain a defined benefit pension plan for any of our employees.
Nonqualified Deferred Compensation
We do not maintain a plan providing non-qualified deferred compensation for any of our employees.

Other Benefits

We generally do not offer perquisites or personal benefits to our named executive officers, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses, or other benefits to our named executive officers as our Compensation Committee determines appropriate. Mr. Allouche received a retention bonus of $110,000 in 2018 for his service for a one-year period beginning in October 2017 related to increased duties as Head of Finance and Corporate Controller. Mr. Schilke received a signing bonus of $50,000 to be paid in two increments, of which $25,000 was paid in 2018 and $25,000 will be paid in 2019.

 Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of Revance’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by Revance will be eligible for such transition relief and be deductible by Revance in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the named executive officers in a manner consistent with the goals of Revance’s executive compensation program and the best interests of our company and its stockholders, which may include providing for compensation that is not deductible by Revance due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Revance’s business needs.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.

Risk Assessment Concerning Compensation Practices and Policies

With the assistance of the Compensation Committee’s compensation consultant and the Company’s outside counsel, in March 2019, the Compensation Committee reviewed the Company’s compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation (in the form of stock options and RSAs) prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.

Conclusion

It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executive officers.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement.  Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Mr. Robert Byrnes
Dr. Phyllis Gardner
Mr. Angus C. Russell

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during 2018, 2017 and 2016.

Name and Principal Position	Year	Salary($)		Bonus($) (1)		Stock Awards (19)	Option Awards($)(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation($) (4)		Total($)
L. Daniel Browne	2018	$565,000		$—		$823,488	$2,858,534	$410,190	$9,210	(5)	$4,666,422
President and Chief Executive Officer	2017	$525,300		$—		$508,260	$1,905,694	$466,038	$4,652		$3,409,944
	2016	$510,000		$—		$428,000	$1,689,835	$273,488	$677		$2,902,000
Tobin C. Schilke	2018	$64,644	(6)	$25,000	(17)	$449,280	$1,434,350	$—	$233	(7)	$1,973,507
Chief Financial Officer
Abhay Joshi, Ph.D.	2018	$469,062		$—		$342,513	$1,192,465	$232,186	$9,210	(10)	$2,245,436
Chief Operating Officer	2017	$453,200		$—		$258,070	$971,289	$344,728	$4,359		$2,031,646
	2016	$440,000		$200,000		$606,600	$—	$160,875	$677		$1,408,152
Caryn G. McDowell	2018	$266,667	(11)	$—		$452,800	$1,813,295	$132,660	$4,807	(12)	$2,670,229
Senior Vice President, General Counsel and Corporate Secretary
Cyril Allouche	2018	$248,272	(8)	$110,000	(18)	$75,188	$263,316	$92,450	$10,021	(9)	$799,247
Former Head of Finance and Corporate Controller, Principal Accounting Officer
Todd E. Zavodnick	2018	$363,506	(13)	$—		$247,775	$824,577	$—	$55,460	(14)	$1,491,318
Former Chief Commercial Officer and President, Aesthetics & Therapeutics	2017	$116,667	(13)	$—		$2,318,000	$520,282	$103,846	$22,413	(14)	$3,081,039
Lauren P. Silvernail	2018	$245,916	(15)	$—		$236,844	$824,577	$—	$27,400	(16)	$1,334,737
Former Chief Financial Officer and Chief Business Officer	2017	$442,900		$—		$197,000	$737,668	$157,219	$67,370	(16)	$1,602,157
	2016	$430,000		$—		$203,200	$689,334	$150,780	$65,320	(16)	$1,538,634

(1)	Please see “Compensation Discussion and Analysis-Other Features of our Executive Compensation Program-Other Benefits”.

(2)
The dollar amounts in this column represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with FASB ASC Topic 718, or ASC 718, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 11 to our financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates - Stock-Based Compensation” included elsewhere in this Form 10-K. These amounts do not necessarily correspond to the actual value that may be recognized from the option awards by the NEOs.

(3)
Amounts shown in this column represent cash bonus awards earned by our NEOs under our annual incentive plan. Such bonuses are tied to achievement against clinical and financial goals that are set in the first quarter of the applicable fiscal year, with payouts determined after the close of the year and primarily based on our level of achievement against those goals.

(4)	Amounts shown in this column includes taxable fringe benefits for housing and travel, 401(k) contribution, life insurance premium and experiential spot bonuses.

(5)
Amount for 2018 consists of 401(k) contribution of $8,250, life insurance premium of $806, and experiential spot bonus of $154. Amount for 2017 consists of 401(k) contribution of $3,975 and life insurance premium of $677. Amount for 2016 represents life insurance premium of $677.

(6)	Mr. Schilke's annual base salary rate for 2018 was $405,000. The amount shown reflects the salary earned from his commencement of employment on November 5, 2018 through December 31, 2018.

(7)	Amount for 2018 consists of experiential spot bonuses of $165 and life insurance premium of $67.

(8)	Mr. Allouche's annual base salary for 2018 reflects adjustments during the year as a result of his appointment as Principal Financial Officer and Principal Accounting Officer on June 20, 2018.

(9)	Amount for 2018 consists of experiential spot bonuses of $1,154, life insurance premium of $617 and 401(k) contribution of $8,250.

(10)
Amount for 2018 consists of experiential spot bonuses of $154, life insurance premium of $806 and 401(k) contribution of $8,250. Amount for 2017 consists of 401(k) contribution of $3,682 and life insurance premium of $677. Amount for 2016 represent life insurance premium of $677.

(11)	Ms. McDowell's annual base salary rate for 2018 was $400,000. The amount shown reflects the salary earned from her commencement of employment on May 1, 2018 through December 31, 2018.

(12)	Amount for 2018 consists of experiential spot bonuses $154, life insurance premium of $403 and 401(k) contribution of $4,250.

(13)
Mr. Zavodnick’s annual base salary for 2018 was $404,000. The amount shown reflects the salary earned from January 1, 2018 through his November 9, 2018 termination date. Mr. Zavodnick's annual base salary for 2017 was $400,000. The amount shown reflects the salary earned from his date of hire on September 18, 2017 through December 31, 2017.

(14)
Amount for 2018 consists of taxable fringe benefits for housing and travel of $52,476, 401(k) contribution of $2,244, and life insurance premium of $739. Amount for 2017 represents taxable fringe benefits for housing and travel of $22,244 and life insurance premium of $169 .

(15)	Ms. Silvernail’s annual base salary for 2018 was $458,402. The amount shown reflects the salary earned from January 1, 2018 through her May 29, 2018 termination date.

(16)
Amount for 2018 consists of taxable fringe benefits for housing and travel of $18,814, 401(k) contribution of $8,250, and life insurance premium of $336. Amount for 2017 consists of taxable fringe benefits for housing and travel of $62,718 401(k) contribution of $3,975, and life insurance premium of $677. Amount for 2016 consists of taxable fringe benefits for housing and travel of $64,643 and life insurance premium of $677.

(17)	Amount represents Mr. Schilke's sign-on bonus.

(18)	Amount represents Mr. Allouche's retention bonus paid in 2018.

(19)
The dollar amounts in this column represent the aggregated grant date market value of the restricted stock awards, which is determined by multiplying the market price of our shares as of the date of the grant by the number of restricted stock awards granted.

GRANTS OF PLAN-BASED AWARDS
The following table shows for the fiscal year ended December 31, 2018, certain information regarding grants of plan-based awards to the Named Executive Officers:

	Grants of Plan-Based Awards in Fiscal 2018
Name and Principal Position	Grant date	Estimated future payouts under non-equity incentive plan awards target ($)(4)	All other stock awards: Number of shares of stock or units(#) (1)	All other option awards: Number of securities underlying options(#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
L. Daniel Browne	2/8/2018	—	—	169,000	$29.15	$2,858,534
President and Chief Executive Officer	2/8/2018	—	28,250	—	$—	$823,488
	—	$372,900	—	—	—	—
Tobin C. Schilke	11/5/2018	—	—	100,000	$24.96	$1,434,350
Chief Financial Officer	11/5/2018	—	18,000	—	$—	$449,280
Abhay Joshi, Ph.D.	2/8/2018	—	11,750	70,500	$29.15	$1,192,465
Chief Operating Officer	2/8/2018	—	11,750	—	$—	$342,513
	—	$211,078	—	—	$—	$—
Caryn G. McDowell	5/1/2018	—	16,000	110,000	$28.30	$1,813,295
Senior Vice President, General Counsel and Corporate Secretary	5/1/2018	—	16,000	—	$—	$452,800
	—	$120,000	—	—	$—	$—
Cyril Allouche	2/5/2018	—	—	5,500	$30.00	$95,591
Former Head of Finance and Corporate Controller, Principal Accounting Officer	2/5/2018	—	2,250	—	$—	$67,500
	6/20/2018	—	—	9,500	$30.75	$167,725
	6/20/2018	—	250	—	$—	$7,688
	—	$79,500	—	—	$—	$—
Todd E. Zavodnick	2/8/2018	—	8,500	48,750	$29.15	$824,577
Former Chief Commercial Officer and President, Aesthetics & Therapeutics	2/8/2018	—	8,500	—	$—	$247,775
	—	$303,000	—	—	$—	$—
Lauren P. Silvernail	2/8/2018	—	8,125	48,750	$29.15	$824,577
Former Chief Financial Officer and Chief Business Officer	2/8/2018	—	8,125	—	$—	$236,844
	—	$206,281	—	—	$—	$—

(1)
Except for Mr. Schilke and Ms. McDowell, the RSAs vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date. RSAs for Mr. Schilke and Ms. McDowell vest over a four-year period, with one-forth of the shares vesting each year, subject to providing continued service to us through each vesting date.

(2)
Except for Mr. Schilke and Ms. McDowell, the shares subject to the stock option vest over a four year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date. Shares subject to the stock option for Mr. Schilke vest over a four-year period, with 25% vesting on November 5, 2019, and the balance vesting each month over the remaining three-year period, subject to providing continued service to us through each vesting date. Shares subject to the stock option for Ms. McDowell vest over a four-year period, with 25% vesting on May 1, 2019, and the balance vesting each month over the remaining three-year period, subject to providing continued service to us through each vesting date.

(3)
Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the Named Executive Officers. The amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2018 for the option award or the RSA as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of the option awards and the RSA are set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC 718 value shown in this column.

(4)
This column sets forth the target bonus amount for each NEO for the year ended December 31, 2018 under the 2018 Management Bonus Plan. There are no thresholds or maximum bonus amounts for each individual officer established under the performance bonus plan. Target bonuses were set as a percentage of each NEO’s base salary earned for the fiscal year ended December 31, 2018. The dollar value of the actual bonus award earned for the year ended December 31, 2018 for each NEO is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the NEOs for the year ended December 31, 2018.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2018.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested		Market Value of Shares That Have Not Vested
L. Daniel Browne	10,990		—	$2.55	7/20/2020	—		—
President and Chief Executive Officer	298,750		—	$8.70	5/26/2023	—		—
	99,583		—	$9.15	12/16/2023	—		—
	295,800		—	$32.22	5/18/2024	—		—
	241,364	(1)	5,136	$16.23	1/27/2025	—		—
	123,958	(2)	51,042	$17.12	2/8/2026	—		—
	74,270	(3)	80,730	$19.70	1/25/2027	—		—
	35,208	(4)	133,792	$29.15	2/7/2028	—		—
	—		—	$—	—	8,334	(5)	$167,763
	—		—	$—	—	17,200	(6)	$346,236
	—		—	$—	—	28,250	(7)	$568,673
Tobin C. Schilke	—	(8)	100,000	$24.96	11/4/2028	—		—
Chief Financial Officer	—		—	$—	—	18,000	(9)	362,340
Abhay Joshi, Ph.D.	666		—	$4.20	4/28/2019	—		—
Chief Operating Officer	154,687	(16)	51,563	$36.32	12/13/2025	—		—
	37,854	(3)	41,146	$19.70	1/25/2027	—		—
	14,687	(4)	55,813	$29.15	2/7/2028	—		—
	—		—	$—	—	8,593	(17)	$172,977
	—		—	$—	—	24,000	(18)	$483,120
	—		—	$—	—	8,734	(6)	$175,815
	—		—	$—	—	11,750	(7)	$236,528
Caryn G. McDowell	—	(19)	110,000	$28.30	4/30/2028	—		—
Senior Vice President, General Counsel and Corporate Secretary	—		—	$—	—	16,000	(20)	322,080
Cyril Allouche	625	(10)	6,875	$13.35	10/30/2026	—		—
Former Head of Finance and Corporate Controller, Principal Accounting Officer	1,145	(11)	4,355	$30.00	2/4/2028	—		—
	1,186	(12)	8,314	$30.75	6/19/2028	—		—
	—		—	$—	—	1,500	(13)	$30,195
	—		—	$—	—	2,250	(14)	$45,293
	—		—	$—	—	250	(15)	$5,033
Todd E. Zavodnick	9,479	(21)	—	$24.40	2/9/2019	—		—
Former Chief Commercial Officer and President, Aesthetics & Therapeutics	9,139	(21)	—	$29.15	2/9/2019	—		—
Lauren P. Silvernail	—		—	$—	—	—		—
Former Chief Financial Officer and Chief Business Officer

(1)
This option was granted on January 28, 2015. The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date.

(2)
This option was granted on February 9, 2016. The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date.

(3)
This option was granted on January 26, 2017. The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date.

(4)
This option was granted on February 8, 2018. The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date.

(5)
This restricted stock award was granted on February 9, 2016. The shares subject to the stock award vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date.

(6)
This restricted stock award was granted on January 26, 2017. The shares subject to the stock award vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date.

(7)
This restricted stock award was granted on February 8, 2018. The shares subject to the stock award vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date.

(8)
This option was granted on November 5, 2018. The shares subject to the stock option vest over a four-year period, with 25% vesting on November 5, 2019, and the balance vesting each month over the remaining three-year period, subject to providing continued service to us through each vesting date.

(9)
This restricted stock award was granted on November 5, 2018. The shares subject to the stock award vest over a four-year period, with one-fourth of the shares vesting each year, subject to providing continued service to us through each vesting date.

(10)
This option was granted on October 31, 2016. The shares subject to the stock option vest over a four-year period, with 25% vesting on October 31, 2017, and the balance vesting each month over the remaining three-year period, subject to providing continued service to us through each vesting date.

(11)
This option was granted on February 5, 2018. The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date.

(12)
This option was granted on June 20, 2018. The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date.

(13)
This restricted stock award was granted on October 31, 2016. The shares subject to the stock award vest over a four-year period, with 25% of the shares vesting each year, subject to providing continued service to us through each vesting date.

(14)
This restricted stock award was granted on February 5, 2018. The shares subject to the stock award vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date.

(15)
This restricted stock award was granted on June 20, 2018. The shares subject to the stock award vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date.

(16)
This option was granted on December 14, 2015. The shares subject to the stock option vest over a four-year period, with 25% vesting on December 14, 2016 and the balance vesting each month over the remaining three-year period, subject to providing continued service to us through each vesting date.

(17)
This restricted stock award was granted on December 14, 2015. The shares subject to the stock award vest over a four-year period, with one-fourth of the shares vesting each year, subject to providing continued service to us through each vesting date.

(18)
This restricted stock award was granted on December 15, 2016. The shares subject to the stock award vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date.

(19)
This option was granted on May 1, 2018. The shares subject to the stock option vest over a four-year period, with 25% vesting on May 1, 2019, and the balance vesting each month over the remaining three-year period, subject to providing continued service to us through each vesting date.

(20)
This restricted stock award was granted on May 1, 2018. The shares subject to the stock award vest over a four-year period, with one-fourth of the shares vesting each year, subject to providing continued service to us through each vesting date.

(21)	These options were subject to a three-month exercise period after termination date of November 9, 2018 and was canceled on February 9, 2019.

OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to stock options exercised and stock awards that vested during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($) (2)
L. Daniel Browne	20,000	$575,000	31,433	$1,022,539
Tobin C. Schilke	—	—	—	—
Abhay Joshi, Ph.D.	666	$19,214	24,960	$723,727
Caryn G. McDowell	—	—	—	—
Cyril Allouche	7,500	$109,254	750	$15,743
Todd E. Zavodnick	—	—	23,750	$568,575
Lauren P. Silvernail	134,040	$2,173,515	9,096	$292,717

(1)
"Value Realized on Exercise" reflects the price at which the shares acquired upon exercise (the closing market price of our common stock on the exercise date) of the stock options, net of the exercise price for acquiring the shares.

(2)
“Value Realized on Vesting” reflects the product of the fair market value of our common stock on the applicable vesting date multiplied by the number of units vested and does not necessarily reflect proceeds actually received by the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Each of our NEOs are participants under our Executive Severance Benefit Plan, or our Severance Benefit Plan, which provides severance benefits in the event of certain qualifying terminations of employment, subject to the executive’s execution of a waiver and release of claims in favor of the Company and the existence of a proprietary information and inventions agreement between the executive and the Company.
Under the Severance Benefit Plan, upon an involuntary termination of a participant other than for cause, and where such termination is not in connection with or within 12 months following a change of control, the benefits provided under the Severance Benefit Plan consist of: (i) monthly cash payments (A) in an amount equal to 15 times the officer’s monthly base salary, in the case of our chief executive officer, and (B) in an amount equal to nine times the officer’s monthly base salary, in the case of our other NEOs; and (ii) payment by us of COBRA premiums for the participant and his eligible dependents for a period of up to 15 months in the case of our chief executive officer, and up to nine months in the case of the other NEOs.
In connection with or for a period of 12 months following a change of control, if we involuntarily terminate a participant for any reason other than cause, or the participant resigns for “good reason” (each as defined in the Severance Benefit Plan), then the benefits provided by the Severance Benefit Plan will consist of: (i) a lump sum payment equal to the sum of the participant’s monthly base salary and monthly annual target bonus, multiplied by 21 in the case of our chief executive officer, and by 12 in the case of the other NEOs; (ii) payment of COBRA premiums for the named executive officer and his eligible dependents for a period of up to 21 months in the case of our chief executive officer, and up to 12 months in the case of the other NEOs; and (iii) accelerated vesting of all unvested stock options and restricted stock awards then held by the NEO.
Under the Severance Benefit Plan, a “change of control” is defined the same way it is under our 2014 Equity Incentive Plan . If any of the benefits provided under the Severance Benefit Plan would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, such that the payments would become subject to the excise tax imposed by Section 4999 of the Code, then the payments will either be paid in full to the participant, or reduced so that a smaller amount or no portion of such benefits will be subject to the excise tax, whichever provides the greater after-tax benefit to the participant.

A named executive officer’s right to receive payment of benefits under the plan will immediately terminate if, at any time prior to or during the period the NEO is receiving such benefits, the NEO (i) willfully breaches a material provision of the executive’s proprietary information and inventions agreement with the Company or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in any other agreement between the Company and the executive, (ii) encourages or solicits any of the Company’s then-current employees to leave the Company’s employ for any reason or otherwise interferes in the Company’s employment relationships with its then-current employees or (iii) interferes in any of the Company’s existing business relationships, in each case of (i), (ii) or (iii) without the prior written approval of the Company

Potential Payments Upon Termination or Change-in-Control Table
The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers. The table assumes that the triggering event took place on December 31, 2018, the last day of our 2018 fiscal year.

Potential Payments Upon Termination or Change-in-Control Table
Name	Benefit	Change in Control and Severance Benefit Plan		Equity Plans
		Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control ($)	Involuntary Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Certain Change of Control Transactions without Termination ($)(3)
L. Daniel Browne	Severance Payments	$988,750	$706,250	$—
President and Chief Executive Officer	Bonus (1)	410,190	410,190	—
	Vesting Acceleration (2)	1,291,052	1,291,052	1,291,052
	COBRA Payments	47,051	33,608	—
	Benefit Total	$2,737,043	$2,441,100	$1,291,052

Tobin C. Schilke	Severance Payments	$405,000	$303,750	$—
Chief Financial Officer	Bonus (1)	—	—	—
	Vesting Acceleration (2)	362,340	362,340	362,340
	COBRA Payments	16,629	12,471	—
	Benefit Total	$783,969	$678,561	$362,340

Abhay Joshi, Ph.D.	Severance Payments	$469,062	$351,797	$—
Chief Operating Officer	Bonus (1)	232,186	232,186	—
	Vesting Acceleration (2)	1,086,133	1,086,133	1,086,133
	COBRA Payments	30,118	22,588	—
	Benefit Total	$1,817,499	$1,692,704	$1,086,133

Caryn G. McDowell	Severance Payments	$400,000	$300,000	$—
Senior Vice President, General Counsel and Corporate Secretary	Bonus (1)	132,660	132,660	—
	Vesting Acceleration (2)	322,080	322,080	322,080
	COBRA Payments	38,354	28,765	—
	Benefit Total	$893,094	$783,505	$322,080

Cyril Allouche	Severance Payments	$265,000	$198,750	$—
Former Head of Finance and Corporate Controller, Principal Accounting Officer	Bonus (1)	92,450	92,450	—
	Vesting Acceleration (2)	127,132	127,132	127,132
	COBRA Payments	24,177	18,133	—
	Benefit Total	$508,759	$436,465	$127,132

(1)
Upon involuntary termination without cause or resignation for good reason, all named executive officers are eligible to receive a prorata bonus for the year of termination based on the executive’s individual incentive target and hire date.

(2)
Assumes that the triggering event occurred on December 31, 2018, the last day of our last fiscal year, when the closing sale price per share of our common stock was $20.13. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to the excess, if any, of $20.13 over the relevant exercise price of the option, multiplied by the number of shares underlying unvested options at such exercise price as of December 31, 2018, and (ii) aggregating for all accelerated restricted stock awards, the amount equal to $20.13 multiplied by the number of shares underlying the unvested restricted stock awards. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

(3)
In the event of a change of control, if the Company's successor does not agree to assume the existing equity plans or to substitute an equivalent awards or right for the option awards or restricted stock awards, then the vesting of the unvested options and restricted stock award shall accelerate in full, effective immediately prior to a change of control.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 15, 2019 by: (i) each director; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. We are aware that one or more institutional investors purchased a number of shares of our common stock in amounts representing in excess of five percent of our common stock as of January 15, 2019, and as a result, one or more of such institutional investors may continue to beneficially own in excess of five percent of our common stock as of January 15, 2019. However, as of the date of this Proxy Statement, other than as disclosed below, we are not aware of any filings made with the SEC with respect to the beneficial ownership of our common stock by such institutional investors and we were otherwise unable to verify the beneficial ownership of our common stock by any such institutional investor as of the date of this Proxy Statement.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after January 15, 2019 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 36,966,043 shares of our common stock outstanding as of January 15, 2019.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage of Total
Named Executive Officers and Directors:
L. Daniel Browne (1)	1,355,968	3.6%
Tobin C. Schilke (2)	18,000	*
Cyril Allouche (3)	8,320	*
Abhay Joshi, Ph.D. (4)	304,019	*
Caryn G. McDowell (5)	16,818	*
Todd E. Zavodnick (6)	35,275	*
Lauren P. Silvernail (7)	6,865	*
Robert Byrnes (8)	72,998	*
Mark J. Foley (9)	41,000	*
Julian S. Gangolli (10)	30,000	*
Phyllis Gardner, M.D. (11)	36,000	*
Angus C. Russell (12)	46,000	*
Philip J. Vickers, Ph.D. (13)	49,150	*
Directors and officers as a group (total of 13 persons) (14)	2,020,413	5.2%
Greater than 5% Stockholders:
Entities affiliated with Essex VIII Funds (15)	3,342,047	9.0%
Entities affiliated with Franklin Resources, Inc. (16)	2,975,844	8.1%
Entities affiliated with JPMorgan Chase & Co. (17)	3,808,759	10.3%
Entities affiliated with The Bank of New York Mellon Corporation (18)	2,547,222	6.9%
Entities affiliated with BlackRock, Inc. (19)	3,206,600	8.7%
Entities affiliated with ArrowMark Colorado Holdings LLC (20)	2,310,903	6.3%
Entities affiliated with Wellington Management Group LLP (21)	4,311,950	11.7%

*    Represents beneficial ownership of less than 1% of the outstanding common stock

(1)
Consists of 142,543 shares of common stock and 1,213,016 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019 and 409 shares of common stock held by the Dan and Brenda Browne Living Trust. Mr. Browne is a Trustee of the Dan and Brenda Browne Living Trust.

(2)	Consists of 18,000 shares of common stock.

(3)	Consists of 4,000 shares of common stock and 4,320 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019.

(4)	Consists of 75,537 shares of common stock and 228,482 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019

(5)	Consists of 16,818 shares of common stock.

(6)
Consists of 16,657 shares of common stock and 18,618 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019. In connection with his resignation, the options to purchase 18,618 shares of common stock were canceled on February 9, 2019.

(7)	Consists of 6,865 shares of common stock.

(8)
Consists of 6,000 shares of common stock and 53,333 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019, and 13,665 shares of common stock held by the Byrnes Family Trust. Mr. Byrnes is a Trustee of the Byrnes Family Trust

(9)
Consists of 9,000 shares of common stock and 12,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019, and 20,000 shares of common stock held by the Mark J Foley Living Trust. Mr. Foley is a Trustee of the Mark J Foley Living Trust.

(10)	Consists of 6,000 shares of common stock and 24,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019.

(11)	Consists of 6,000 shares of common stock and 30,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019.

(12)	Consists of 6,000 shares of common stock and 40,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019.

(13)	Consists of 9,150 shares of common stock and 40,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019.

(14)
Includes shares beneficially owned by all current executive officers and directors of the company. Consists of 356,644 shares of common stock and 1,663,769 shares of common stock underlying options that are vested and exercisable within 60 days of January 15, 2019.

(15)
The indicated ownership is based on Schedule 13G/A filed with the SEC by the reporting persons on February 13, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G/A, the reporting persons beneficially own a total of 3,342,047 shares of common stock, which consists of 2,614,482 shares of common stock held by Essex Woodlands Health Ventures Fund VIII, L.P. (“Essex VIII”), 457,085 shares of common stock held by Essex Woodlands Health Ventures Fund V, L.P. (“Essex V”), 188,527 shares of common stock held by Essex Woodlands Health Ventures Fund VIII-A, L.P. (“Essex VIII-A”) and 81,953 shares of common stock held by Essex Woodlands Health Ventures Fund VIII-B, L.P. (“Essex VIII-B”). Essex Woodlands Health Ventures VIII, LLC, the general partner of Essex VIII, Essex V, Essex VIII-A and Essex VIII-B, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by Essex VIII, Essex V, Essex VIII-A and Essex VIII-B. The address for Essex VIII is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(16)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on January 28, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G/A, the reporting persons beneficially own a total of 2,953,444 shares, which consists of 2,953,344 common Stock held by Franklin Advisers, Inc. and 22,500 shares of Common Stock held by Fiduciary Trust Company International. The address for each of the foregoing persons and entities is One Franklin Parkway, San Mateo, CA 94403.

(17)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on January 4, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G/A, the reporting persons beneficially own a total of 3,808,759 shares of Common Stock held by JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Asset Management (UK) Limited, and J.P. Morgan Securities LLC. The address for each of the foregoing persons and entities is 270 Park Ave. New York, NY 10017.

(18)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on January 29, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G/A, the reporting persons beneficially own a total of 2,547,222 shares of Common Stock held by The Bank of New York Mellon Corporation and its following affiliates: The Bank of New York Mellon, The Boston Company Asset Management LLC, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), Mellon Capital Management Corporation, MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC; The Boston Company Asset Management LLC) and MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; BNY Mellon Investment Management (Jersey) Ltd.). The address for each of the foregoing persons and entities is 225 Liberty Street, New York, NY 10286.

(19)
The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on February 6, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G, the reporting persons beneficially own a total of 3,206,600 shares of Common Stock held by BlackRock Inc. and its subsidiaries BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Netherlands) B.V., BlackRock Japan Co. Ltd., BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC. The address for each of the foregoing persons and entities is 55 East 52nd Street, New York, NY 10055.

(20)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 14, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G/A, the reporting person beneficially own a total of 2,310,903 shares of Common Stock held by ArrowMark Colorado Holdings, LLC. The address for the person is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(21)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 12, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G/A, the reporting persons beneficially own a total of 4,311,950 shares of Common Stock held by Wellington Management Group LLP and its following affiliates: Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The address for each of the foregoing persons and entities is 280 Congress Street, Boston, MA 02210.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to our equity compensation plans in effect as of January 15, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) (3)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders: (1)	3,056,794	$21.62	4,639,678	(4)
Equity compensation plans not approved by security holders: (2)	557,729	28.32	157,861
Total	3,238,326	$22.65	4,797,539

(1)
Includes securities issuable under the 2002 Equity Incentive Plan, the 2012 Equity Incentive Plan, the 2014 Equity Incentive Plan, or the 2014 plan, and the 2014 Employee Stock Purchase Plan, or the 2014 ESPP.

(2)
Includes securities issuable under the 2014 Inducement Plan adopted exclusively for grants of awards to individuals that were not previously our employees or directors, as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules.

(3)	The weighted average exercise price excludes restricted stock awards, which have no exercise price.

(4)
Includes (i) 3,160,738 shares of common stock available for issuance under our 2014 plan and (ii) 1,478,940 shares of common stock available for issuance under our 2014 ESPP. The number of shares of our common stock reserved for issuance under the 2014 plan automatically increases on January 1st of each year, starting on January 1, 2015 and continuing through January 1, 2024, by 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares of common stock as determined by our Board of Directors. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2014 plan is 2,000,000 shares. The number of shares of our common stock reserved under the 2014 ESPP for issuance automatically increases on January 1st each year, starting January 1, 2015 and continuing through January 1, 2024, in an amount equal to the lower of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, and (ii) 300,000 shares of common stock, or such lesser number of shares of common stock as determined by our Board of Directors. If a purchase right granted under our 2014 ESPP terminates without having been exercised, the shares of our common stock not purchased under such purchase right will be available for issuance under our 2014 ESPP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To the best of our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all of our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.
TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
All transactions between us and our officers, directors, principal stockholders and their affiliates are subject to approval by the Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of our written Related-Person Transactions Policy and Code of Business Conduct and Ethics. For purposes of the Company’s Related-Person Transactions Policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were or will be participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered related-person transactions under the policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to their position as a director of an entity that is participating in such transaction, arrangement or relationship is not considered a related-person transaction under the policy. A “related person” is any executive officer, director, nominee for director or more than 5% shareholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
The following is a summary of transactions since January 1, 2018 in which (i) we have been a participant, (ii) the amount involved exceeded or will exceed $120,000, and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation.”
Of the Company's total cash, cash equivalents, and short-term investments of $175.8 million as of December 31, 2018, the Company held cash, cash equivalents, and short-term investments with a total fair value of $87.7 million as of December 31, 2018 in an investment account with a related party, J.P. Morgan Securities LLC. As of December 31, 2018, JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association (NA), J.P. Morgan Investment Management Inc., and JPMorgan Asset Management (UK) Limited held approximately $3.8 million shares of the Company's common stock, which represents approximately 10.30% of the Company's outstanding common stock. J.P. Morgan Securities LLC, who acts as a custodian and trustee for certain Company investments, is an affiliate of JPMorgan Chase Bank, NA.

Indemnification Agreements. We have entered, or will enter, into an indemnification agreement with each of our directors and executive officers which provides, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions. All transactions between us and our officers, directors, principal stockholders and their affiliates are subject to approval by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our written Related-Person Transactions Policy and Code of Business Conduct and Ethics.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Revance Therapeutics, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Revance Therapeutics, Inc. Direct your written request to Investor Relations, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560 or contact Investor Relations at (714) 325-3584. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Tobin C. Schilke
Chief Financial Officer
March 25, 2019
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019, is available without charge upon written request to: Secretary, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560

*** Exercise Your *Right* to Vote ***

REVANCE THERAPEUTICS, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 12, 2019
Date: May 9, 2019 **Time:** 8:00 AM PT
Location: Aloft Silicon Valley
8200 Gateway Blvd.
Newark, California 94560

revance®

REVANCE THERAPEUTICS, INC.
7555 GATEWAY BLVD.
NEWARK, CA 94560

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E55936-P17217

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2019 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E55937-P17217

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

   Nominees:

   01) Mark Foley
   02) Philip J. Vickers, Ph.D.

The Board of Directors recommends you vote ONE YEAR on proposal 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

E55938-P17217

REVANCE THERAPEUTICS, INC.
7555 GATEWAY BLVD.
NEWARK, CA 94560

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E67209-P17217

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REVANCE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark Foley
02) Philip J. Vickers, Ph.D.

The Board of Directors recommends you vote ONE YEAR on proposal 4:	One year	Two years	Three years	Abstain
4. Approval of, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E67210-P17217

revance®

REVANCE THERAPEUTICS, INC.
Annual Meeting of Stockholders
May 9, 2019 8:00 AM PT
This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s) L. Daniel Browne, President, Chief Executive Officer and Director, and Tobin C. Schilke, Chief Financial Officer, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of REVANCE THERAPEUTICS, INC. that the Stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM PT on May 9, 2019, at the Aloft Silicon Valley, 8200 Gateway Blvd., Newark, CA 94560, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND ONE YEAR ON PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side